EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, relating to the registration of additional 200,000 Ordinary Shares for issuance under the Kamada Ltd. (the "Company") 2011 Israeli Share Award Plan, as amended (formerly known as the Kamada Ltd. 2011 Israeli Share Option Plan), of our report dated February 25, 2016, with respect to the Company's consolidated financial statements for the year ended December 31, 2015 included in the Company's Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 25, 2016.

/s/ KOST FORER GABBAY & KASIERER A member of Ernst & Young Global

Tel Aviv, Israel
 February 7, 2017